UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 6, 2006

WPT Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-14479	77-0639000
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5700 Wilshire Blvd., Suite 350, Los Angeles, California		90036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	323-330-9900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

WPT Enterprises, Inc. (the "Company") and Steven Lipscomb entered into an Employment Agreement, dated November 6, 2006 (the "Agreement"), pursuant to which Mr. Lipscomb will serve as the Company’s Founder, Chief Executive Officer and President, for a term commencing on November 6, 2006 and ending on December 31, 2008 (the "Term"). Either party may shorten the Term so that it terminates on December 31, 2007 by providing written notice of such termination to the other party at any time prior to November 1, 2007. The Agreement also provides that Mr. Lipscomb shall serve as a member of the Company’s Board of Directors (the "Board"). The Agreement modifies and extends the terms of Mr. Lipscomb’s previous Employment Agreement with the Company, dated April 1, 2005 (the "Old Agreement").

The Agreement provides that Mr. Lipscomb will be paid an annual salary of $500,000 and will be eligible to receive the following bonuses:

(i) As previously agreed to between the parties pursuant to Section 2.2(b) of the Old Agreement, Mr. Lipscomb is eligible to receive a one-time bonus for fiscal year 2006 in an amount equal to 5% of the Company's net income for fiscal year 2006 in excess of $3,000,000. If Mr. Lipscomb is terminated for cause (as such term is defined in the Agreement) prior to the end of fiscal year 2006, Mr. Lipscomb will be entitled to a pro-rata portion of the bonus based on the number of months he was employed by the Company in fiscal 2006.

(ii) Participation in a bonus plan created by the Company's Compensation Committee in its discretion that is agreeable to Mr. Lipscomb and the Company.

The Agreement also provides for certain confidentiality and non-solicitation obligations of Mr. Lipscomb in the event he is terminated for any reason. The parties also agreed that Mr. Lipscomb may not engage in any competitive business activity during the term of the Agreement without Board consent. However, Mr. Lipscomb is permitted to pursue non-gaming related projects ("Outside Projects") without prior Board approval so long as (1) he notifies the Chairman of the Board prior to entering into an agreement with a third party production entity regarding any Outside Projects or actively pitches any Outside Projects to broadcast networks and (2) his pursuit of Outside Projects does not interfere with his duties under the Agreement. If a majority of the outside members of the Company’s Board determine, after Mr. Lipscomb is given an opportunity to cure, that any Outside Project materially interferes with Mr. Lipscomb’s duties to the Company, such Board members have the right to terminate Mr. Lipscomb for cause. Mr. Lipscomb can also be terminated for cause for, among other things, engaging in business activities competitive with the Company. Even if Mr. Lipscomb is terminated for cause, he will be entitled to serve as a member of the Board after such termination until any dispute regarding such termination is resolved in favor of the Company.

In the event Mr. Lipscomb is terminated without cause, (i) he would be entitled to be paid his base salary for the remainder of the Term, (ii) all unvested stock options would immediately vest, and (iii) he would be eligible for any applicable bonus amounts otherwise required to be paid for him during the Term. In the event of Mr. Lipscomb’s death during the Term, all unvested stock options held by him would immediately vest on a pro-rata basis and be transferred to his heirs.

The terms of the Agreement as described above are qualified in their entirety by the actual text of the Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits

10.1 Employment Agreement with Steven Lipscomb, dated November 6, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPT Enterprises, Inc.

November 13, 2006	By:	Adam Pliska

Name: Adam Pliska
Title: General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Lipscomb Employment Agreement